Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Horizon National Corporation:

We consent to the incorporation by reference in registration statement No. 333-209126 on Form S-3, registration statement No. 333-219052 on Form S-4 (including post-effective amendment No. 1 thereto on Form S-8), and registration statements Nos. 33-57241, 333-16225, 333-16227, 333-70075, 333-91137, 333-92145, 333-56052, 333-73440, 333-73442, 333-108738, 333-108750, 333-109862, 333-123404, 333-124297, 333-124299, 333-133635, 333-156614, 333-166818, 333-181162, 333-211120, and 333-212850 on Forms S-8 of First Horizon National Corporation of our reports dated February 28, 2018, with respect to the consolidated statements of condition of First Horizon National Corporation as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of First Horizon National Corporation.

On November 30, 2017, First Horizon National Corporation acquired Capital Bank Financial Corp. (“CBF”) and its subsidiaries, including Capital Bank Corporation, by merger. CBF represented approximately 20% of consolidated total assets as of December 31, 2017 and 5% of income before income taxes for the year then ended. As permitted by the Securities and Exchange Commission, management elected to exclude CBF from its assessment of internal control over financial reporting as of December 31, 2017. Our audit of internal control over financial reporting of First Horizon National Corporation also excluded an evaluation of the internal control over financial reporting of Capital Bank Financial Corp.

/s/ KPMG LLP
Memphis, Tennessee
February 28, 2018